Exhibit 99.1

Conn’s, Inc. Announces Plans to Close Five Stores

BEAUMONT, Texas--(BUSINESS WIRE)--January 20, 2012--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced its plans to close five stores.

Based on continued review of the demographic information and market share opportunities of its current store base, the Company has identified five underperforming store locations that it will close during January 2012. The stores had average annual revenues of $5 million per store, and are located in Edmond, Oklahoma, Houston, Texas, San Antonio, Texas and two in Dallas, Texas. The Company is in the process of determining the long-lived asset impairment and lease charges that will be required to be recorded in its fourth quarter of fiscal 2012 financial statements. Upon completion of all announced store closures the Company will have 64 retail locations.

“The closing of the five stores this month is a continuation of our previously communicated plan to evaluate our existing store base and close or relocate underperforming stores. Additionally, we are progressing on our plans to open five to seven new stores in fiscal 2013, in areas with compelling demographic characteristics that we believe are favorable to our business model,” commented Theodore Wright, the Company’s CEO.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 70 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 17 in the Dallas/Fort Worth Metroplex, eight in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. The Company’s primary product categories include:

  Home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
  Consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray and DVD players, video game equipment, portable audio, MP3 players and home theater products;
  Furniture and mattresses, including furniture for the living room, dining room, bedroom and related accessories and mattresses; and
  Home office, including desktop, notebook, netbook and tablet computers, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 60% of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  sales trends in the home appliances, consumer electronics and furniture and mattress industries and the Company's ability to respond to those trends;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  changes in the Company’s collection practices and policies;
  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the cost of any amended, renewed or replacement credit facilities;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on April 1, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Mike Poppe (409) 832-1696 Ext. 3294
or
Investors:
S.M. Berger & Company
Andrew Berger (216) 464-6400